Exhibit 10.3

FISCAL YEAR 2005 CORPORATE INCENTIVE COMPENSATION PLAN

as Created by Human Resources	07.01.04

Purpose

The Fiscal Year 2005 Corporate Incentive Compensation Plan (“Plan”), applicable to the period from July 1, 2004 to June 30, 2005 (“Term”), is the result of a determined and continuing effort on the part of Hyperion Solutions Corporation (“Hyperion”) to encourage the overall performance of certain (as determined in Hyperion’s discretion) employees (“Participants”), thereby allowing Hyperion to accomplish its growth and profit objectives. The Plan is designed to provide Participants with value (“Incentive Compensation”) in exchange for the value provided to Hyperion through Participants’ activities. The Plan is a performance-based incentive plan that rewards Participants for their efforts in driving the growth and success of the business by providing variable compensation (“Incentive Compensation) to Plan Participants based upon corporate business performance, business unit performance, and individual performance.

Plan Objectives

The key objectives of the Plan are:

Pay for Performance

The performance of the company and the Participant’s business unit against semi-annual goals builds the available Incentive Compensation fund. The Participant’s performance on semi-annual goals adjusts the actual Incentive Compensation payout. Over performance on goals will drive a higher Incentive Compensation payout and under performance on goals will lower the payout.

Participant Support of Business Unit Goals

Tying Incentive Compensation payouts to business unit goals makes the achievement of those goals a priority for every Participant in Hyperion. This encourages Participants and teams to look beyond their individual and team goals to assist with overall business unit goals.

Participant Awareness and Alignment with Corporate Goals

Participants should understand Hyperion’s annual objectives, and how their business unit’s and Participant’s goals align with corporate goals, and therefore a significant portion of every Participant’s Incentive Compensation is based on Hyperion’s overall performance.

Program Alignment with Shareholder Interests The company is fiscally responsible by linking Incentive Compensation payouts directly to corporate and business unit performance.

Participant Retention By requiring that Participants remain with the company during the term of the Plan, Participant turnover is reduced.

Incentive Compensation Periods

Incentive Compensation is currently paid semi-annually after the close of the half. The semi-annual Incentive Compensation periods are:

1st half FY05	July 1, 2004	to	December 31, 2004	Payout in February 2005
2nd half FY05	January 1, 2005	to	June 30, 2005	Payout in August 2005

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Target Incentive Compensation Amount

A Participant has a target Incentive Compensation amount, typically expressed as a percent of eligible earnings. For example, a Participant with an annual base salary of $50,000 and a targeted Incentive Compensation percent of 10% has an annual target Incentive Compensation amount of $5,000 (= $50,000 x 10%).

Eligible Earnings

For Participants whose Incentive Compensation target is expressed as a percent of eligible earnings, eligible earnings include base salary, overtime, vacation, and sabbatical earnings made during the period the participant is eligible under this plan, but do not include disability pay, any sign-on bonus, commissions, and any other incentive compensation. For countries outside of the United States, unless there is a mandatory requirement for eligible earning to be defined otherwise, the same definition of eligible earning applies. For example, if a non-exempt Participant earns $25,000 in base salary and $2,000 in overtime during the Incentive Compensation period, then the Participant’ eligible earnings are $27,000 and his semi-annual target Incentive Compensation amount is $2,700 (= $27,000 x 10%).

Performance Goals

Performance goals are determined as follows:

Individual Goals

Individual performance level will be based on performance against semi-annual individual goals established by Hyperion. Individual goals will be based on specific objectives and metrics that support the business unit and company in reaching their goals. Goals must be written and recorded within the first month of the Incentive Compensation period.

Business Unit Goals

Business unit performance level will be based on performance against semi-annual goals established for each business unit management by Hyperion. These goals and measurements will be based on specific objectives and metrics of business unit performance that support Hyperion’s strategy and objectives. Goals may also be established at the sub-business unit level (department, region, etc).

Corporate Goals

Corporate performance level will be based on performance against annual fiscal year corporate goals, and will include specific financial metrics such as revenue growth, operating margin and earnings per share, as well as strategic goals such as customer satisfaction. The specific goals will be established by Hyperion at the beginning of the fiscal year. Financial goals may be expressed as a percentage achievement of target figure. For example, the goal for achieving operating income margin may be expressed as meeting 100% of target, while the actual figure will not be disclosed until after the quarterly earnings call.

Business Unit and Corporate Performance Allocation

The allocation of business unit and corporate performance to Incentive Compensation payouts differs by job level:

	Business Unit Performance Allocation	Corporate Performance Allocation
Management Committee Members	25%	75%
Vice Presidents and Directors	60%	40%
Managers and Staff	75%	25%

Performance Levels

At the end of the semiannual Incentive Compensation period, performance levels are determined as follows:

Participant Performance Level Participant’s results will be assessed against Participant’s specific goals and job expectations to determine Participant performance level.

Business Unit Performance Level

Participant’s business unit’s results will assessed against the business unit’s goals to determine the business unit performance level that builds the business unit incentive compensation fund that will be allocated within the business unit.

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Corporate Performance Level

The company’s results will be assessed against the corporate goals to determine the corporate performance level that builds the corporate incentive compensation fund that will be allocated throughout the company.

Incentive Compensation Payout

Participant’s individual performance level is multiplied against the sum of the business unit performance allocation of the business unit performance level and the corporate performance allocation of the corporate performance level to determine the Participant’s Incentive Compensation level, which is multiplied by Participant’s target Incentive Compensation to determine Participant’s payout:

Incentive		Participant		Business Unit		Business Unit		Corporate		Corporate		Target Incentive
Compensation	=	Performance	x ((	Performance	x	Performance	) + (	Performance	x	Performance	)) x	Compensation
Payout		Level		Allocation		Level		Allocation		Level		Amount

Plan Funding

The business unit and corporate performance levels measured against the business unit and corporation semi-annual goals creates the available Plan funding. Following the close of the semiannual Incentive Compensation period, the level of funding for each business unit fund and for the corporate fund will be based on the actual performance against goals, as determined by Hyperion. While certain business units may choose to allocate Incentive Compensation based on sub-business unit department or regional performance, the business unit fund will still be built from the overall business unit performance.

Eligibility

In order for a Participant to be eligible to receive a payout under the Hyperion Incentive Compensation Plan, Participant must meet certain criteria:

Active Regular Employee

An active regular employee who has begun employment with Hyperion prior to the last month of the semiannual Incentive Compensation period, and is not on any other type of incentive compensation plan, is eligible to participate in the Plan. Participants who participate in any other type of incentive compensation plan, including the Fiscal Year 2005 Sales Incentive Compensation Plan, Fiscal Year 2005 Services Incentive Compensation Plan, or any other Hyperion incentive compensation plans, are not eligible for the Hyperion Incentive Compensation Plan. If there is a position change between two different incentive compensation plans, the payout under the Plan will be based on the eligible earning made by the participant during the period eligible for the Plan.

Not Subject to Discipline or Performance Improvement Action

A Participant, who is subject to discipline or performance improvement action, will not be eligible to participate in the Plan during the period of action. A Participant who successfully completes a performance improvement action may be eligible, at Hyperion’s sole discretion, to receive a reduced Incentive Compensation payout to reflect the period of time the Participant was subject to the performance improvement action. Regardless, Participant’s specific goals and job expectations will be used top determine Participant performance level.

Voluntary Termination

Since one of the goals of the Plan is Participant retention, a Participant who voluntarily terminates Participant’s employment with Hyperion prior to the Incentive Compensation payout will not be eligible for Incentive Compensation for that period.

Involuntary Termination

A Participant who is involuntarily terminated by Hyperion prior to the end of a semiannual Incentive Compensation payout period will not be eligible for Incentive Compensation for that period. A Participant who is involuntarily terminated after the end of the semiannual Incentive Compensation period, but prior to the Incentive Compensation payout, will receive the amount of Incentive Compensation on the same schedule Participant would have received, had Participant remained an employee of Hyperion. This provision in no way modifies the provision relating to performance improvement actions, or any other provision of this Plan. If the involuntarily terminated Participant is

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otherwise ineligible to receive compensation under the terms of this Plan, this section shall not serve to make any such Participant eligible to receive Incentive Compensation under the plan.

Leave of Absence

A Participant who is on an approved leave of absence during part of the Incentive Compensation period will be eligible to participate in the Plan, however the Incentive Compensation payout will be based on the eligible earnings, as defined in the Eligible Earning section (above), during the semiannual Incentive Compensation period. Hyperion shall use reasonable efforts to determine, in its sole discretion, Participant’s level of performance, the business unit’s performance and the company performance prior to the commencement of the Employee’s leave in determining the prorated Incentive Compensation. A Participant who has been on a leave of absence during an entire semiannual Incentive Compensation period is ineligible for participation in the Plan during that period.

Plan Administration and Modifications

The exclusive right and responsibility to administer the Plan lies with Hyperion’s management, whose good faith interpretations and decisions will be final. While every effort has been made to make this Plan equitable, there may arise situations where special interpretation is required, and in such situations, Hyperion will, in good faith and in its sole discretion, use its best efforts to determine the intent of the Plan and to render a judgment that is fair to all parties. This Plan supersedes all prior compensation plans. Hyperion reserves the right to amend, terminate or modify this Plan, in whole or in part, at any time, upon written notice (including email) to Participant (if employed by Hyperion on the effective date of the notice).

Conflict Resolution and Arbitration

The parties acknowledge that it is impossible to draft a plan such that it accounts for every contingency. If and when conflicts arise as to any aspect of the administration of the Plan, a Participant will have the right to seek an interpretation and/or variance from the Plan. For proper resolution, all such requests must be presented, in accordance with applicable law to Participant’s immediate manager. In the event of any dispute or claim relating to or arising out of Participant’s participation in the Plan, Participant’s employment relationship with Hyperion, or the termination of Participant’s employment with Hyperion, for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), Participant and Hyperion agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration to the fullest extent permitted by law. The arbitration will be conducted in accordance with the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes” then in effect. PARTICIPANT AND HYPERION HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO HAVE ANY AND ALL DISPUTES OR CLAIMS ADJUDICATED IN COURT OR BEFORE ANY ADMINISTRATIVE AGENCY, OR TRIED IN COURT OR BEFORE ANY ADMINISTRATIVE AGENCY, JUDGE OR JURY.

No Employment Contract and At-Will Employment

Nothing in this Plan shall be construed to imply the creation of an employment contract between Hyperion and Participant, nor will the Plan, or an employee’s opportunity to participate in it, constitute a guarantee of employment for any specific period of time. Either Hyperion or Participant may terminate Participant’s employment at any time with or without cause, and with or without prior notice. The Plan is only made available to Participants who agree to the terms hereof, and Participant’s decision to participate in the Plan will constitute acceptance of the terms and conditions of this Plan. This Plan is subject to the terms of Participant’s offer letter and any other agreement Participant may have with Hyperion. Nothing in this Plan grants any third party beneficiary rights under this Plan.

General

The validity, performance and construction of this Plan shall be governed by the laws of the State of California, USA (excluding its conflict of laws provisions). Santa Clara County, California shall be the appropriate venue and jurisdiction for the resolution of disputes hereunder. This Plan is personal and non-transferable. Participant may not assign, pay, or encumber any portion of any amounts due hereunder to any agent, customer, or other party as an inducement in obtaining a sale or otherwise. This Plan sets forth the entire understanding between the parties with regard to its subject matter, and supersedes any and all prior and contemporaneous conversations, understandings and agreements between parties, including any previous compensation plan, and any oral or written information or advice given by Hyperion, its employees, agents, or representatives, all of which are of no further force and effect. Except as may be affirmed in writing by the parties, the failure or delay of Hyperion to enforce its rights with respect to this Plan will not constitute a waiver of its right to enforce its rights with respect to the same, or any other breach or default. If any provision of the Plan will be held by an arbitrator or court of

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competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of the Plan will remain in full force and effect.

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